Exhibit 10.19

EMPLOYMENT OFFER LETTER

December 24, 2014

VIA EMAIL

Mr. Mark Partin

Dear Mark:

I am pleased to offer you a position with BlackLine Systems, Inc. (the “Company”) as Chief Financial Officer reporting directly to me. Speaking for myself, as well as the other members of the Board and the management team, we are all excited to have you join and we look forward to your future success with the Company

You will be paid a base salary of $300,000 on an annualized basis (“Base Salary”).Your Base Salary will be payable in bi-weekly payments per year less applicable taxes, deductions and withholdings and otherwise pursuant to the Company’s regular payroll policy. You will be provided standard health, life, disability and dental insurance coverage as generally supplied per Company policy and will be eligible for enrollment in the Company’s 401(k) plan subject to standard Company policy.

You will be eligible for an annual incentive bonus with a target amount equal to $60,000 for the full fiscal year provided that you remain employed with the Company through the date that such bonus is paid and subject to the Company’s financial performance and the Board’s determination of your performance and contribution to the Company. The amount of your target incentive bonus will be prorated for fiscal year 2015 based on the number of full months you are employed during that fiscal year following your acceptance of this letter. Your compensation will be reviewed periodically as part of the Company’s normal review process.

In addition to your base salary and incentive bonus compensation as described herein, you will receive an incentive stock option to purchase 2,800,884 shares of the Company’s common stock at an exercise price determined by the Company’s Board of Directors, which will generally be the current fair market value for such shares. Your options will vest and become exercisable over a four-year period with 25% vesting on the one-year anniversary of your first day of employment with BlackLine and with the balance vesting equally every year thereafter over the following three years. The options and vesting in the options will depend on your continued employment with the Company and will be subject to all the terms and conditions of the Company’s option plan.

In the event of a “Change of Control”, if your employment is terminated by the Company (or its successor or parent) without “Cause” or by you for “Good Reason”, within 12 months after the Change of Control, your option vesting schedule will be forward accelerated by two years, effective immediately as of the termination date.

The term “Change of Control” means (1) a sale of all or substantially all of the Company’s assets, (2) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) at least a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction; provided, however, that a bona fide equity financing shall not be deemed a Change of Control, or (3) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company.

For purposes of this agreement, “Cause” means the occurrence of one or more of the following events or circumstances as determined in good faith by a majority of the members of the Board: (i) your gross negligence or willful misconduct in the performance of duties to the Company that has resulted or is reasonably likely to result in damage to the Company or its subsidiaries as determined in good faith by the Board, (ii) commission of any act of fraud, embezzlement, or dishonesty that has caused or is reasonably expected to result in injury to the Company (or a successor, if appropriate), (iii) any material unauthorized use or disclosure of any confidential and proprietary information or trade secrets of the Company (or a successor, if appropriate) or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company (or a successor, if appropriate) as determined in good faith by the Board, (iv) conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude or commission of any act of fraud with respect to the Company, or (v) your material breach of any of your obligations under any written agreement or covenant with the Company (or a successor, if appropriate).

For purposes of this agreement, “Good Reason” shall be deemed to occur if any of the following occurs without your written consent: (A) a material change in your authority or operating responsibilities, provided that neither a mere change in title following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control with respect to the operations of the Company nor an immaterial change in responsibilities shall, by itself, constitute a material change in authority or operating responsibilities; (B) a failure to pay, or a reduction in, your base salary or minimum bonus (if applicable), other than a reduction as a result of an across-the-board reduction in base salaries or minimum bonuses for all management-level employees of the Company by an average percentage not less than the percentage reduction of your base salary or minimum bonus; or (C) a requirement for you to relocate.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. The Company shall grant you severance pay equal to six months of your Base Salary and Benefits continuation (at the rate in effect on the date of your termination of employment) in the event you are terminated without Cause, provided that you execute and deliver (and do not revoke thereafter) an appropriate release of the Company in the form provided by the Company.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

Commencement of your employment at BlackLine, even if you accept this offer, is conditioned upon: satisfactory verification of any employment references you have provided; and (b) satisfactory completion of a background check.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. This letter and the agreements relating to proprietary rights between you and the Company and arbitration set forth the terms of your employment with the Company and supersede any prior or contemporaneous representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

This offer will expire if not signed and returned to BlackLine Systems by Friday, December 26, 2014 at 5 PM. This offer is also subject to the results of the Company’s standard criminal, background and/or reference checks as may be required.

We so look forward to working with you at BlackLine Systems!

Very truly yours,

/s/ Therese Tucker
Therese Tucker
Chief Executive Officer

ACCEPTED AND AGREED:

MARK PARTIN

/s/ Mark Partin
Signature

12/25/14
Date